FOR IMMEDIATE RELEASE
Wednesday, April 30, 2025

Titan International, Inc. Reports First Quarter Financial Performance

Q1 Revenues and Adjusted EBITDA at Higher End of Guidance Range

Company Uniquely Positioned to Benefit from Current Trade Policy in the Long-Term

WEST CHICAGO, ILLINOIS, April 30, 2025 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the first quarter ended March 31, 2025.

Paul Reitz, President and Chief Executive Officer stated, “There are no other manufacturers in our industry with the domestic production capabilities of Titan. This means that tariffs applied consistently across the globe should benefit us because many of our competitors have significantly greater exposure to tariffs due to their higher dependence on overseas production. With the breadth of our product portfolio combined with our global platform, we are nimble and the best suited in our industry to meet our customers’ long-term needs in a dynamic market landscape. We are actively assessing the evolving situation and will make timely decisions on supply chain and production plans that are the result of data driven analysis and our evaluation of longer-term trade policy."

Mr. Reitz continued, "At Titan, an intense focus on our customers and end users defines everything we do. In turbulent times such as these, that customer focus is the anchor that keeps our team grounded. Constantly evolving trade policies are presenting challenges, especially when it comes to longer-term capital planning for OEMs. We are in an enviable position, with quality manufacturing assets strategically located in the key markets we serve. That ability to geographically match production with sales is a key competitive advantage for Titan as our customers can have the utmost confidence that we are available and ready to serve their needs.”

Mr. Reitz added, “Turning to our financial results, our revenues of $491 million and Adjusted EBITDA of $31 million were both at the higher end of our guidance range. That success was well-earned against the backdrop of continued OEM destocking of finished goods across all three of our primary end markets. Our aftermarket business continues to perform better than our OEM-pointed operations and is an integral part of our One Stop Shop strategy.”

Mr. Reitz continued, "At Titan we are proud of our manufacturing capabilities that are strategically located to best serve the needs of our customers and end-users. Regardless of what’s going on in the world, we are confident in our strategy and our growth prospects, including new products, further penetration of our leading LSW technology, offering new third party-sourced products, and driving revenue synergies among our segments and product families. Finally, our expanded licensing agreement with Goodyear, which we just announced, helps to complement the above growth initiatives and presents even more opportunities to provide our customers with high quality products that meet end users’ needs."

Mr. Reitz concluded, "We are well-positioned with respect to tariffs, and we are supportive of policies that protect businesses while also providing for a fair and level playing field globally. Now more than ever, we believe strongly in our business, our One Titan team, our growth initiatives and our ability to serve our customers’ needs."

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Second Quarter 2025 Outlook

David Martin, Chief Financial Officer, added, "Currently less than 10% of our total revenues have a net negative exposure to the current retaliatory China tariffs. We have built strategic inventory in product lines sourced from our plants and from strategic partners, so our guidance includes the expectation that tariffs will have minimal impact on the quarter. We are closely monitoring and scenario-planning in what is obviously a fluid global trade environment and intend to act accordingly based on our commitment to exceptional customer service. We expect second quarter sales to be between $450 million and $500 million with Adjusted EBITDA between $25 million and $35 million, which is very similar to the results from the first quarter of 2025."

Results of Operations

Net sales for the three months ended March 31, 2025 were $490.7 million, compared to $482.2 million in the comparable period of 2024. The net sales increase was primarily attributable to increased sales volumes, resulting from the positive contribution of the Titan Specialty (formerly known as Carlstar) acquisition and positive price/mix effects. This growth was partially offset by declines in the agricultural and earthmoving/construction segments, notably in North America and Europe, attributable to lower end customer demand. Additionally, a 3.6% unfavorable currency translation impact, mainly due to the depreciation of the Brazilian real and Turkish lira, contributed to the offset.

Gross profit for the three months ending March 31, 2025 was $68.6 million, or 14.0% of net sales, compared to $77.4 million, or 16.0% of net sales, for the three months ended March 31, 2024. The changes in gross profit and gross margin were primarily due to significantly lower volume that impacted fixed cost leverage across the global production facilities.

Selling, general and administrative expenses (SG&A) for the three months ended March 31, 2025 were $49.9 million, or 10.2% of net sales, compared to $39.4 million, or 8.2% of net sales, for the three months ended March 31, 2024. The change was due to the recurring SG&A incurred from the Titan Specialty operations, which includes the management of distribution centers and heightened depreciation and amortization expenses associated with the acquisition.

Income from operations for the three months ended March 31, 2025 was $11.8 million, compared to income from operations of $25.1 million for the three months ended March 31, 2024. The change was primarily due to lower gross profit and the net result of the items previously discussed.

The Company recorded income tax expense of $4.2 million and $9.7 million for the three months ended March 31, 2025 and 2024, respectively. The Company's effective income tax rate was 99.5% and 49.4% for the three months ended March 31, 2025 and 2024, respectively. For the three months ended March 31, 2025 and 2024, the income tax expense differed each period due to an overall decrease in pre-tax income. The Company’s 2025 and 2024 income tax expense and rates differed from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of foreign income tax rate differential on the mix of earnings, the valuation allowance on the interest expense carryforward, and certain foreign inclusion items on the domestic provision.

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Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2025	2024	% Decrease
Net sales	$197,746	$239,673	(17.5)%
Gross profit	24,487	40,619	(39.7)%
Profit margin	12.4%	16.9%	(26.6)%
Income from operations	9,442	24,010	(60.7)%

Net sales in the agricultural segment were $197.7 million for the three months ended March 31, 2025, as compared to $239.7 million for the comparable period in 2024. The net sales change was primarily attributable to a significant reduction in global demand for agricultural equipment, particularly in North America and Europe which stemmed from lower farm income, higher financing costs, and actions taken by OEM customers to reduce elevated inventory in their retail channels, among other economic impacts. Additionally, an unfavorable foreign currency translation impact of 4.2% further contributed to the change in net sales, mainly due to the weakening Brazilian real and Turkish lira.

Gross profit in the agricultural segment was $24.5 million for the three months ended March 31, 2025, as compared to $40.6 million in the comparable period in 2024.  The change in gross profit was attributed to the significantly lower sales volume, and the effect on fixed cost leverage.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2025	2024	% Decrease
Net sales	$143,290	$165,208	(13.3)%
Gross profit	14,893	22,977	(35.2)%
Profit margin	10.4%	13.9%	(25.2)%
Income from operations	1,676	8,834	(81.0)%

The Company's earthmoving/construction segment net sales were $143.3 million for the three months ended March 31, 2025, as compared to $165.2 million in the comparable period in 2024. The change in earthmoving/construction sales was mainly due to reduced sales volume in the North Americas and Europe, a slowdown among construction OEM customers, and a 3.2% negative impact from foreign currency translation, primarily due to the weakening Brazilian real.

Gross profit in the earthmoving/construction segment was $14.9 million for the three months ended March 31, 2025, as compared to $23.0 million for the three months ended March 31, 2024. The change in gross profit was attributed to lower sales volume, reduced fixed cost leverage, and some inflationary costs that were absorbed by the operations.

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Consumer Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2025	2024	% Increase
Net sales	$149,672	$77,328	93.6%
Gross profit	29,264	13,774	112.5%
Profit margin	19.6%	17.8%	10.1%
Income from operations	8,807	5,113	72.2%

Consumer segment net sales were $149.7 million for the three months ended March 31, 2025, as compared to $77.3 million for the three months ended March 31, 2024. This increase was mainly driven by the favorable effects of the Titan Specialty acquisition, although it was partially offset by lower sales volumes in the Americas due to challenging market conditions, particularly faced by OEM's, along with a 2.6% negative impact from foreign currency, primarily due to the weakening Brazilian real.

Gross profit from the consumer segment was $29.3 million for the three months ended March 31, 2025, as compared to $13.8 million for the three months ended March 31, 2024. The increases in gross profit and margin were aided by the Titan Specialty acquisition.

Non-GAAP Financial Measures

Adjusted EBITDA was $30.8 million for the first quarter of 2025, compared to $49.7 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the first quarter of 2025 was income of $0.7 million, equal to income of $0.01 per basic and diluted share, compared to adjusted net income of $19.0 million, equal to income of $0.29 per basic and diluted share, in the first quarter of 2024. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the first quarter of 2025 with total cash and cash equivalents of $174.4 million, compared to $196.0 million at December 31, 2024. Long-term debt at March 31, 2025, was $571.6 million, compared to $553.0 million at December 31, 2024. Short-term debt was $13.8 million at March 31, 2025, compared to $12.5 million at December 31, 2024. Net debt (total debt less cash and cash equivalents) was $411.0 million at March 31, 2025, compared to $369.5 million at December 31, 2024.

During the first three months of 2025, cash flow used for operating activities was $38.6 million. This was primarily due to an increase in working capital, partially offset by non-cash adjustments for depreciation and amortization expenses totaling $15.9 million. The rise in accounts receivable was attributable to seasonality, as sales increased during the first quarter of 2025 compared to the last quarter of 2024. As a result of the increased operating activity during the first quarter, accounts payable also increased over the last quarter of 2024. Inventory increased by a smaller proportion as the Company continued to optimize its inventory levels to support business needs.

Operating cash flow decreased by $40.6 million when comparing the first three months of 2025 to the first quarter of 2024 mainly due to lower net income and the impact of increased investment in working capital to support the

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increased operating activity from the prior sequential quarter due to seasonality. A key factor contributing to the higher working capital was a $54.0 million increase in accounts receivable, which was partially offset by $26.0 million increase in accounts payable.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 1, 2025, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/983216038 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 715398

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply

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with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2025	2024

Net sales	$490,708	$482,209
Cost of sales	422,064	404,839
Gross profit	68,644	77,370
Selling, general and administrative expenses	49,855	39,420
Acquisition related expenses	—	6,196
Research and development expenses	4,544	3,654
Royalty expense	2,446	3,028
Income from operations	11,799	25,072
Interest expense	(9,535)	(8,367)
Interest income	2,239	2,875
Foreign exchange loss	(1,385)	(275)
Other income	1,134	405
Income before income taxes	4,252	19,710
Provision for income taxes	4,230	9,736
Net income	22	9,974
Net income attributable to noncontrolling interests	671	773
Net (loss) income attributable to Titan and applicable to common shareholders	$(649)	$9,201

(Loss) earnings per common share:
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14
Average common shares and equivalents outstanding:
Basic	63,283	64,928
Diluted	63,283	65,704

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2025	December 31, 2024

Assets	(unaudited)
Current assets
Cash and cash equivalents	$174,430	$195,974
Accounts receivable, net of allowance of $3,778 and $3,232, respectively	323,264	211,720
Inventories	455,945	437,192
Prepaid and other current assets	72,756	67,151
Total current assets	1,026,395	912,037
Property, plant and equipment, net	439,164	421,218
Operating lease assets	117,600	117,027
Goodwill	29,563	29,563
Intangible assets, net	11,706	11,985
Deferred income taxes	45,359	41,732
Other long-term assets	52,225	51,391
Total assets	$1,722,012	$1,584,953

Liabilities
Current liabilities
Short-term debt	$13,814	$12,479
Accounts payable	283,220	219,586
Operating leases	11,872	11,999
Other current liabilities	146,075	143,294
Total current liabilities	454,981	387,358
Long-term debt	571,589	552,966
Deferred income taxes	8,652	6,416
Operating leases	107,802	106,020
Other long-term liabilities	39,532	38,537
Total liabilities	1,182,556	1,091,297
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 63,651,552 outstanding at March 31, 2025; 78,447,035 issued and 63,139,435 outstanding at December 31, 2024)	—	—
Additional paid-in capital	735,616	740,223
Retained earnings	163,414	164,063
Treasury stock (at cost, 14,795,483 shares at March 31, 2025 and 15,307,600 shares at December 31, 2024)	(118,258)	(122,336)
Accumulated other comprehensive loss	(246,521)	(285,877)
Total Titan shareholders’ equity	534,251	496,073
Noncontrolling interests	5,205	(2,417)
Total equity	539,456	493,656
Total liabilities and equity	$1,722,012	$1,584,953

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended March 31,
Cash flows from operating activities:	2025	2024
Net income	$22	$9,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,871	12,001
Deferred income tax (benefit) provision	(793)	3,491
Loss on fixed asset and investment sale	40	25
Stock-based compensation	(925)	32
Issuance of stock under 401(k) plan	396	441
Foreign currency loss (gain)	2,759	(390)
Increase in assets, net of acquisitions:
Accounts receivable	(97,101)	(43,140)
Inventories	(5,339)	(136)
Prepaid and other current assets	(2,358)	(6,548)
Other assets	(1,443)	(4,037)
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	51,188	25,196
Other current liabilities	(1,154)	3,695
Other liabilities	246	1,401
Net cash (used for) provided by operating activities	(38,591)	2,005
Cash flows from investing activities:
Capital expenditures	(15,027)	(16,607)
Business acquisition, net of cash acquired	—	(142,207)
Proceeds from sale of fixed assets	199	52
Net cash used for investing activities	(14,828)	(158,762)
Cash flows from financing activities:
Proceeds from borrowings	26,606	154,771
Repayments of debt	(8,013)	(7,021)
Repurchase of common stock	—	(1,402)
Other financing activities	21	(642)
Net cash provided by financing activities	18,614	145,706
Effect of exchange rate changes on cash	13,261	(5,572)
Net decrease in cash and cash equivalents	(21,544)	(16,623)
Cash and cash equivalents, beginning of period	195,974	220,251
Cash and cash equivalents, end of period	$174,430	$203,628

Supplemental information:
Interest paid	$3,209	$843
Income taxes paid, net of refunds received	$3,421	$5,549
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$—	$168,693

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2025 and 2024 (in thousands, except percentages).

	Three months ended	Three months ended
	March 31, 2025	March 31, 2024
	Total	Agricultural	Earthmoving/Construction	Consumer	Total
Gross profit, as reported	$68,644	$40,619	$22,977	$13,774	$77,370
Gross Margin	14.0%	16.9%	13.9%	17.8%	16.0%
Adjustments:
Carlstar inventory fair value step-up	—	614	94	2,668	3,376
Gross profit, as adjusted	$68,644	$41,233	$23,071	$16,442	$80,746
Adjusted Gross Margin	14.0%	17.2%	14.0%	21.3%	16.7%

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The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2025 and 2024 (in thousands, except earnings per share).

	Three months ended
	March 31,
	2025	2024

Net (loss) income attributable to Titan and applicable to common shareholders	$(649)	$9,201
Adjustments:
Foreign exchange loss	1,385	275
Carlstar transaction costs	—	6,196
Carlstar inventory fair value step-up	—	3,376
Adjusted net income attributable to Titan and applicable to common shareholders	$736	$19,048

Adjusted earnings per common share:
Basic	$0.01	$0.29
Diluted	$0.01	$0.29

Average common shares and equivalents outstanding:
Basic	63,283	64,928
Diluted	63,283	65,704

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three-month periods ended March 31, 2025 and 2024 (in thousands).

	Three months ended
	March 31,
	2025	2024

Net income	$22	$9,974
Adjustments:
Provision for income taxes	4,230	9,736
Interest expense, excluding financing fees amortization	9,315	8,147
Depreciation and amortization	15,871	12,001
EBITDA	$29,438	$39,858
Adjustments:
Foreign exchange loss	1,385	275
Carlstar transaction costs	—	6,196
Carlstar inventory fair value step-up	—	3,376
Adjusted EBITDA	$30,823	$49,705

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The table below sets forth, for the three-month periods ended March 31, 2025, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended March 31,			Change due to currency translation		Three months ended March 31,
	2025	2024	% Change from 2024	$	%	Constant Currency
United States	$266,504	$248,958	7.0%	$—	—%	$266,504
Europe / CIS	109,053	128,022	(14.8)%	(2,488)	(1.9)%	111,541
Latin America	77,018	72,481	6.3%	(13,483)	(18.6)%	90,501
Asia and other regions	38,133	32,748	16.4%	(1,353)	(4.1)%	39,486
	$490,708	$482,209	1.8%	$(17,324)	(3.6)%	$508,032

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	March 31, 2025	December 31, 2024	March 31, 2024

Long-term debt	$571,589	$552,966	$554,440
Short-term debt	13,814	12,479	18,693
Total debt	$585,403	$565,445	$573,133
Cash and cash equivalents	174,430	195,974	203,628
Net debt	$410,973	$369,471	$369,505

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended
	March 31,
	2025	2024

Net cash (used for) provided by operating activities	$(38,591)	$2,005
Capital expenditures	(15,027)	(16,607)
Free cash flow	$(53,618)	$(14,602)

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